Exhibit 11

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                May 16, 2016

BlackRock Municipal Income Investment Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Re:	BlackRock Municipal Income Investment Trust —
Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Municipal Income Investment Trust, a Delaware statutory trust (the “Acquiring Fund”), in connection with the issuance of 3,501,574 of the Acquiring Fund’s common shares of beneficial interest, par value $0.001 per share (the “Shares”), pursuant to the Agreement and Plan of Reorganization (the “Agreement”), dated as February 2, 2016, by and between the Acquiring Fund and BlackRock Municipal Bond Investment Trust, a Delaware statutory trust (the “Target Fund”).

This opinion is being furnished in accordance with the requirements of Item 16 of the Form N-14 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”).

BlackRock Municipal Income Investment Trust
May 16, 2016

In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

(i).        the notification of registration on Form N-8A (File No. 811-10333) of the Acquiring Fund filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940 Act, as amended, on April 3, 2001;

(ii).       the Registration Statement on Form N-14 (File Nos. 333-208640 and 811-10333) of the Acquiring Fund relating to the Shares, filed with the Commission on December 18, 2015 under the Securities Act, Pre-Effective Amendment No. 1 thereto filed with the Commission on February 2, 2016 under the Securities Act, the Notice of Effectiveness of the Commission posted on its website declaring such Registration Statement effective on February 3, 2016, and Post-Effective Amendment No. 1 thereto to be filed with the Commission on or about the date hereof under the Securities Act (such Registration Statement, as so amended, and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii).      the final combined proxy statement/prospectus and final statement of additional information, each dated February 2, 2016, relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 497 of the General Rules and Regulations under the Securities Act;

(iv).      copies of the Acquiring Fund’s Certificate of Trust, dated March 30, 2001, and a Certificate of Amendment to the Certificate of Trust, dated September 12, 2008, each as certified by the Secretary of State of the State of Delaware on May 13, 2016, and each as certified by the Secretary of the Acquiring Fund (collectively, the “Certificate of Trust”);

(v).       a copy of the Acquiring Fund’s Amended and Restated Agreement and Declaration of Trust, dated May 31, 2001, and a Certification Evidencing Amendment, dated February 11, 2011 (collectively, the “Declaration of Trust”), each as certified by the Secretary of the Acquiring Fund;

(vi).      a copy of the Acquiring Fund’s Statement of Preferences of Variable Rate Demand Preferred Shares, dated September 13, 2011, an Amendment to the Statement of Preferences of the Variable Rate Demand Preferred Shares, dated October 22, 2015, a Notice of Special Rate Period, dated October 22, 2015, and an Amendment to the Statement of Preferences of the Variable Rate Demand Preferred Shares, dated the date hereof (collectively, the “Statement of Preferences”), each as certified by the Secretary of the Acquiring Fund;

(vii).     a copy of the Acquiring Fund’s By-Laws, as amended and in effect as of the date hereof (the “By-Laws” and together with the Certificate of Trust, the Declaration

BlackRock Municipal Income Investment Trust
May 16, 2016

of Trust and the Statement of Preferences, the “Governing Documents”), as certified by the Secretary of the Acquiring Fund;

(viii).     a copy of the executed Agreement, as certified by the Secretary of the Acquiring Fund;

(ix).      a copy of certain resolutions adopted by the Board of Trustees of the Acquiring Fund on December 18, 2015, relating to the Agreement, and authorizing the issuance of the Shares pursuant to the Agreement, the filing of the Registration Statement and any amendments thereto and related matters, as certified by the Secretary of the Acquiring Fund;

(x).       a copy of the minutes of the joint special meeting  of the shareholders of the Acquiring Fund and the Target Fund, held on March 21, 2016, approving the Agreement and the consummation of the transactions contemplated thereby, including the reorganization of the Acquiring Fund with the Target Fund and the issuance of the Shares, certified pursuant to the Secretary’s Certificate; and

(xi).      a copy of a certificate, dated May 13, 2016, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware as to the Acquiring Fund’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Acquiring Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Acquiring Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Acquiring Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Acquiring Fund and others and of public officials.

BlackRock Municipal Income Investment Trust
May 16, 2016

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Statutory Trust Act.

In addition, in rendering the opinion stated herein, we have further assumed that:

(a)        the Governing Documents are in full force and effect and have not been amended;

(b)        the Governing Documents are the only instruments or agreements creating the Acquiring Fund and providing for the governance of the affairs of the Acquiring Fund and the conduct of its business, and we do not express any opinion with respect to the effect of any other instrument or agreement as to the affairs of the Acquiring Fund and the conduct of its business;

(c)        neither the execution and delivery by the Acquiring Fund of the Agreement nor the performance by the Acquiring Fund of its obligations under the Agreement, including the issuance of the Shares: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Acquiring Fund or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Acquiring Fund or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Acquiring Fund or its property is subject;

(d)        neither the execution and delivery by the Acquiring Fund of the Agreement nor the enforceability of the Agreement against the Acquiring Fund requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction;

(e)        all conditions precedent contained in Section 8 of the Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Target Fund or the satisfaction of which is otherwise in the discretion or control of the Target Fund, have been, or contemporaneously with the delivery hereof will be, fully satisfied or waived;

(f)         any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time; and

BlackRock Municipal Income Investment Trust
May 16, 2016

(g)        the payment of consideration in respect of the Shares, and the application of such consideration, as provided in the Governing Documents and the Agreement, as applicable, the satisfaction of all conditions precedent to the issuance of Shares pursuant to the Agreement, and compliance with all other terms, conditions and restrictions set forth in the Agreement and the Governing Documents, as applicable, in connection with the issuance of Shares have occurred.

Based upon and subject to the foregoing, we are of the opinion that when the Shares have been (A) duly issued and delivered to the Target Fund for distribution to the shareholders of the Target Fund in exchange for the Acquiring Fund’s acquisition of substantially all of the Target Fund’s assets and assumption of substantially all of the Target Fund’s liabilities, in accordance with the terms of the Agreement, and (B) entered into the share record books of the Acquiring Fund, the issuance of the Shares will have been duly authorized by all requisite statutory trust action on the part of the Acquiring Fund under the Delaware Statutory Trust Act, and the Shares will be validly issued and fully paid and, under the Delaware Statutory Trust Act, neither the Target Fund nor the shareholders of the Target Fund to whom the Target Fund delivers Shares in accordance with the terms of the Agreement will have any obligation to make further payments for the Shares or contributions to the Acquiring Fund solely by reason of their ownership of the Shares (except as provided for in Section 3.8 of the Declaration of Trust and except for their obligation to repay any funds wrongfully distributed to them).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very Truly Yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.